UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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WEIS MARKETS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Notice of Annual Meeting of Shareholders of

WEIS MARKETS, INC.

To Be Held On

APRIL 27, 2023

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the 2023 Annual Meeting of the Shareholders (the “Annual Meeting”) of Weis Markets, Inc. (the “Company”), will be held on Thursday, April 27, 2023, at 10:00 a.m., Eastern Daylight Time, at the principal executive offices of the Company, 1000 South Second Street, Sunbury, Pennsylvania 17801, for the following purposes:

1.	Election of Directors: To elect five directors to serve, subject to provisions of the by-laws, until the next Annual Meeting of Shareholders or until their respective successors have qualified;
2.	Ratification of Appointment of the Independent Registered Public Accounting Firm: To approve the appointment of the independent registered public accounting firm for the fiscal year ending December 30, 2023;
3.	Advisory Vote to Approve Executive Compensation: To provide an advisory vote to approve the executive compensation of the Company’s named executive officers;
4.	Advisory Vote on the Frequency of the Advisory Vote to Approve Executive Compensation: To provide an advisory vote on the frequency of the advisory vote to approve executive compensation;
5.	Shareholder Proposal: To consider and act upon a shareholder proposal requesting a Board report on steps the Company is taking to foster greater diversity on the Board;
6.	Other Business: To act upon such other business as may properly come before such meeting, or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 9, 2023, as the record date for the Annual Meeting. Only holders of shares of Common Stock of record at that time will be entitled to receive notice and vote at the Annual Meeting and may vote by proxy (i) on the Internet, (ii) by telephone or (iii) by signing and dating a proxy card and returning it to the Company.

This summary is qualified in its entirety by the detailed information contained within the Proxy Statement.

Important Notice Regarding Availability of Proxy Materials for Weis Markets, Inc.

Annual Meeting of Shareholders to be Held on April 27, 2023

This Proxy Statement, the form of proxy card, the Notice and the Company’s Annual Report on Form 10-K are available at https://www.weismarkets.com/financial.html.

By Order of the Board of Directors,

Harold G. Graber

Secretary

March 9, 2023

Sunbury, Pennsylvania

WEIS MARKETS, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is being furnished to all shareholders of record as of March 9, 2023, the record date of the Company, in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at the 2023 Annual Meeting. The Annual Meeting will be held on Thursday, April 27, 2023, at 10:00 a.m. Eastern Daylight Time, at the principal executive offices of the Company, 1000 South Second Street, Sunbury, Pennsylvania 17801.

INFORMATION CONCERNING THE SOLICITATION

The Company is sending an “Important Notice of Availability of Proxy Materials for the Annual Meeting of Shareholders of Weis Markets, Inc.” (the “Notice”) to its shareholders on or about March 9, 2023. The Company is providing access to its proxy materials over the Internet under rules adopted by the Securities and Exchange Commission (the “SEC”). All shareholders have the ability to access the proxy materials on the website identified in the Notice or to request a printed copy of proxy materials. The Notice provides instructions on how to access the proxy materials over the Internet, and how to request a printed copy of the proxy materials. This Proxy Statement, the form of proxy card, the Notice and the Company’s Annual Report on Form 10-K are available at https://www.weismarkets.com/financial.html.

Subject to the conditions hereinafter set forth, the shares represented by each proxy executed will be voted at the Annual Meeting, or any adjournments or postponements thereof, in accordance with the specifications therein made. Where there is no contrary choice specified, the proxy will be voted “FOR” Proposals No. 1, No. 2 and No. 3, “THREE YEARS” for Proposal No. 4, and "AGAINST" Proposal No. 5 as therein specified. A submitted proxy will also authorize the proxy holders to vote in their discretion on such other business as may properly come before the Annual Meeting, or any adjournments or postponements thereof.

An executed proxy may be revoked by the person signing the same at any time before the authority thereby granted is exercised. The revocation may be exercised at any time before the Annual Meeting by indicating the revocation in writing. This revocation should be directed to the Judge of Elections, Weis Markets, Inc., 1000 South Second Street, Sunbury, Pennsylvania 17801. The proxy may also be revoked by voting in person at the Annual Meeting or by submitting a new proxy with a later date including a proxy given over the Internet or by telephone.

The Company has adopted a procedure called “householding,” which the SEC has approved. Under this procedure, the Company is delivering a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report on Form 10-K to multiple shareholders who share the same address unless the Company has received contrary instructions from one or more of the shareholders. This procedure reduces the Company’s printing costs, mailing costs and fees. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, the Company will deliver promptly a separate copy of the Notice and, if applicable, this Proxy Statement and the Annual Report on Form 10-K to any shareholder at a shared address to which the Company delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report on Form 10-K, shareholders may write the Company at its address set forth on page 1, by telephoning 1-866-999-WEIS (9347), or via email at financial_reports@weismarkets.com.

VOTING SECURITIES, RECORD DATE AND VOTING RIGHTS

As of March 9, 2023, the record date for the Annual Meeting, the number of outstanding shares of Common Stock was 26,898,443. The presence, in person or by proxy, of at least 13,449,222 shares will constitute a quorum.

Only holders of Common Stock of the Company of record at the close of business on March 9, 2023 will be entitled to notice of and to vote on all matters at the Annual Meeting and at any adjournment thereof. Each holder of Common Stock will be entitled to one vote for each share of stock so held and to cumulative voting rights in the election of directors. Under cumulative voting, a shareholder, or the shareholder’s proxies, may vote the number of shares of stock owned by the shareholder multiplied by the number of directors to be elected, and the shareholder may cast all of such votes for a single director nominee or distribute them among two or more director nominees. If you wish to cumulate your votes, you must vote by using a proxy card rather than voting by telephone or the Internet.

Directors are elected by a plurality vote of all votes cast at the Annual Meeting. The ratification of the appointment of the independent registered public accounting firm (“independent auditors”) requires the affirmative vote of a majority of all votes cast at the Annual Meeting. Abstentions and broker “non-votes” will be treated as present for purposes of determining a quorum, but will not affect the election of directors or other matters submitted to the vote of shareholders. A broker “non-vote” occurs when a shareholder has not provided voting instructions to its broker for a non-routine item because the New York Stock Exchange (“NYSE”) precludes brokers from giving a proxy to vote on a non-routine item. The election of directors (Proposal No. 1), the advisory vote to approve executive compensation (Proposal No. 3), the advisory vote on the frequency of the advisory vote to approve executive compensation (Proposal No. 4) and the shareholder proposal (Proposal No. 5) are non-routine matters under the NYSE rules.  The ratification of the independent auditors (Proposal No. 2) is a routine matter.

The Company’s by-laws specify that notice of any matter to be brought before an annual meeting by a shareholder must be received at the principal executive offices of the Company no later than the notice deadline described under the caption “Shareholders’ Proposals for Next Annual Meeting.”  Management does not intend to bring any other matters before the Annual Meeting, and does not know of any other matter that is eligible for action at the Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company believes that the proposed nominees for election as directors are willing to be elected as such, and it is intended that the person or persons named in the accompanying form of proxy or their substitutes will vote for the election of these nominees, unless specifically instructed to the contrary on the form of proxy. However, if any nominee, at the time of the election, is unable or unwilling to serve, or is otherwise unavailable for election, and in consequence other nominees are designated, the person or persons named in the proxy or their substitutes shall have discretion or authority to vote or refrain from voting in accordance with their judgment on the other nominees.

The Company requires its directors to possess the experience and skills necessary to oversee the management of the Company in the interest of the Company and its shareholders. The Board will consider for nomination a candidate who:

●	has the highest personal and professional ethics, integrity and values;
●	consistently exercises sound and objective business judgment;
●	has significant appropriate senior management and leadership experience;
●	is able and willing to devote the required amount of time to the Company’s affairs, including attendance at Board meetings, Board committee meetings and annual shareholder meetings; and
●	will be committed to building sound, long-term Company growth.

When considering a person to be recommended for re-nomination as a director, the Board will consider, among other factors, the attendance, preparedness, participation and candor of the individual as well as the individual’s satisfaction of the above-mentioned criteria. The Board believes the current Board members meet these criteria to effectively serve the Company. The description of each nominee set forth below includes biographical information, on a director by director basis, which highlights the specific experience, background and education of each nominee that led the Board to conclude each director should serve on the Board.

The Board recommends a vote “FOR” the election of the nominees named below, each of whom has consented to be named as a nominee and to serve if elected. All of the nominees were elected to the Board at the 2022 Annual Meeting. The following table and accompanying footnotes set forth information about each Board nominee as of March 9, 2023:

		Principal Occupation and any
		Position with the Company;		Director
Name		Other Reporting Company Directorships	Age	Since
Jonathan H. Weis	(1)	Chairman, President and Chief Executive Officer	55	1996
Harold G. Graber	(2)	Senior Vice President of Real Estate and Development and Secretary	67	2011
Dennis G. Hatchell	(3)	Founder and Manager Hatchellco, LLC	73	2015
Edward J. Lauth III	(4)	Chief Executive Officer Shaner Capital, L.P.	68	2012
Gerrald B. Silverman	(5)	Founder and Principal Jammen82, LLC	64	2010
(1)	Jonathan H. Weis. The Company has employed Mr. Weis since 1989. Mr. Weis served the Company as Vice President of Property Management and Development from 1996 until April 2002, at which time he was appointed as Vice President and Secretary. In January of 2004, the Board appointed Mr. Weis as Vice Chairman and Secretary. Mr. Weis became the Company’s interim President and Chief Executive Officer in September 2013 and was appointed as President and Chief Executive Officer in February 2014. The Board elected Mr. Weis as Chairman of the Board in April 2015.

Mr. Weis has been employed by the Company for more than 30 years. Throughout his employment, he has acquired diverse and extensive experience with the Company in the areas of real estate, property management, procurement, merchandising and store operations. This experience provides him with a vision for the Company’s future as well as in-depth knowledge of the operational risks facing the Company. His position as CEO also allows him to provide essential insight and guidance to the Board from an inside perspective of the day-to-day operations.

(2)	Harold G. Graber. Mr. Graber joined the Company in 1989 as its Director of Real Estate, after spending 12 years in real estate/store development with a Mid-West retailer. Mr. Graber has served the Company as Vice President for Real Estate since 1996 and in February 2010, was promoted to Senior Vice President of Real Estate and Development. In February 2014, Mr. Graber also became Secretary of the Company.

Mr. Graber currently oversees the Company’s real estate, property management and maintenance, and lease administration. Mr. Graber is also in charge of store planning, engineering, architecture, construction, indirect procurement and utilities. The Company’s legal activities and sustainability initiatives are also part of Mr. Graber’s management responsibilities. Mr. Graber’s intimate experience with the Company’s store development and planning objectives provides important information to the Board.

(3)	Dennis G. Hatchell. Mr. Hatchell founded Hatchellco, LLC (a consulting firm specializing in corporate strategy and merger monitoring) in 2015 and serves as the Manager of such company. Mr. Hatchell served as President and Chief Operating Officer and a director of The Pantry Inc (a chain of convenience stores) from March 2012 until March 2015. Previously, he was Vice Chairman of Alex Lee Inc. (a food retail and distribution company) headquartered in Hickory, North Carolina, which is a holding company of Lowe’s Food Stores, Merchants Distributors, Inc. and Institution Food House. He served as President and Chief Operating Officer of Alex Lee Inc from 1995 to 2012; President of Lowes Food Stores, Inc., a division of Alex Lee Inc, from 1989 to 1995; Group Vice President of Merchandising and Store Operations from 1986 to 1989 for H.E. Butt Grocery Company in San Antonio, Texas; and President of Merchants Distributors, Inc., from 1980 to 1986. Mr. Hatchell was with Western Grocers (Super Valu) in Denver, Colorado from 1972 to 1980 serving in several positions rising to Vice President, General Manager. Mr. Hatchell currently serves on the Board of Directors at Mt. Olive Pickle Company, Inc. Previously he served as Chairman of the Board of Directors at the National Association of Wholesaler-Distributors (NAW) and was also a member of the Wake Forest University Schools of Business Board until November 2019.

Mr. Hatchell’s extensive operational experience related to grocery and convenience store retailing, logistics, as well as his direct financial oversight of The Pantry Inc and Alex Lee Inc give him insight into the specific challenges and risks faced by the grocery industry, which provides an important perspective as well as industry experience that is vital to the Board.

(4)	Edward J. Lauth III. Mr. Lauth has served as Chief Executive Officer of Shaner Capital, L.P. since 2011. Shaner has interests in energy parks and real estate development in Pennsylvania. In addition, Mr. Lauth is an advisor to Hydro Recovery (frac water treatment) in Blossburg, Pennsylvania. Since 2004 Mr. Lauth has also served as Managing General Partner of Governor’s Harbour Resort & Marina, Ltd., which was formed by Mr. Lauth in 2004 to develop 200 acres on the island of Eleuthera in the Bahamas. As an entrepreneur and businessman, Mr. Lauth founded AquaPenn Spring Water Company in 1988, which went public (APN: NYSE) in 1998 and was later acquired by Group Danone in 1999. Mr. Lauth was the developer of Baby’s Burgers and Shakes, a landmark 1950’s diner, and two hi-rise residential and student condominium projects in State College, Pennsylvania. Mr. Lauth’s community service commitments include his positions as past Chairperson of the Center County United Way and past Chairman of the Suzanne Pohland Paterno Student Faith Center at Penn State University.

Mr. Lauth has had an extensive career in sales, marketing and real estate development. This combined experience along with Mr. Lauth’s entrepreneurial skills provides the Board with a valuable perspective.

(5)	Gerrald B. Silverman. Mr. Silverman founded Jammen82 LLC (a management consulting firm specializing in corporate organizational productivity and brand building) in 2019 and serves as the principal of the firm. Mr. Silverman served as Chief Executive Officer/President of Jewish Federations of North America from September 2009 until September 2019. Before joining The Jewish Federations, Mr. Silverman served as President of the Foundation for Jewish Camp, the only non-profit national organization dedicated to raising awareness and support of non-profit Jewish resident camps. For a decade before that, Mr. Silverman held a range of executive positions at the Stride Rite Corp. of Boston, including President of its International Division; President, Stride Rite Children’s Group; and President, Keds Corp. Between 1979 and 1994 Mr. Silverman held several senior executive positions at Levi Strauss & Co. in San Francisco, CA. Mr. Silverman also serves as a Director on the Board of the Harold Grinspoon Foundation.

Mr. Silverman is a highly experienced leader in the North American Jewish community and longtime corporate executive, with over 40 years of experience. Mr. Silverman’s extensive executive level management background within other retail industries is a valuable resource for the Board.

Independence of Directors

The Board has determined that Directors Hatchell, Lauth and Silverman are independent within the meaning of the listing standards of the NYSE. An independent director is defined as a director who has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company.

Companies listed on the NYSE must comply with certain standards regarding corporate governance, as codified in Section 303A of the Listed Company Manual of the NYSE, with some exceptions. A company of which more than 50% of the voting power is held by an individual, a group or another company is not required by the NYSE to comply with the requirements of Sections 303A.01 Independent Directors, 303A.04 Nominating/Corporate Governance Committee or 303A.05 Compensation Committee. The Weis family, consisting of Jonathan H. Weis, Chairman, President and Chief Executive Officer, Patricia G. Ross Weis, Jennifer Weis, Colleen Ross Weis, Ellen W. P. Wasserman, Kathryn J. Zox, Thomas H. Platz, James A. Platz and EKTJ Management LLC control approximately 65% of the voting power. They have agreed to act together for the purpose of voting their shares of Common Stock and thus constitute a group within the meaning of these rules.

The Company has a majority of independent directors. The Company’s Audit Committee and Compensation Committee are comprised of all independent directors.

Board Committees and Meeting Attendance

Board of Directors. The Company’s Board held four regular meetings during fiscal 2022. No director attended fewer than 75% of the aggregate meetings of the Board and all Board committees on which the director served. All directors attended the 2022 Annual Meeting.

Under the policies of the Board, directors are expected to attend regular Board meetings, Board committee meetings, the Annual Meeting and any special meetings of the shareholders. Participation is permissible by means of conference telephone or similar communications equipment.

Audit Committee.  The Audit Committee is comprised of three independent non-employee directors, as required by the NYSE listing standards. The Audit Committee acts independently to review the scope and engagement results of the independent auditors and the adequacy of the Company’s internal and financial controls. Information regarding the functions performed by the Audit Committee is set forth in the “Audit Committee Report” included in this Proxy Statement. The Audit Committee is governed by a written charter approved by the Board. A copy of this charter is available on the Company’s corporate governance website at https://www.weismarkets.com/governance or by request to the Corporate Secretary at the Company’s address set forth in “Shareholder or Interested Parties Communications.”

The 2022 Audit Committee was comprised of Directors Hatchell, Lauth and Silverman. Mr. Hatchell served as Chairman of the Audit Committee. The Audit Committee held four regular meetings and four special meetings during fiscal 2022.

The Board has determined that all Audit Committee members are financially literate under the listing standards of the NYSE. The Board also determined that all Audit Committee members were “audit committee financial experts” in fiscal 2022 and all Audit Committee members are “audit committee financial experts” in fiscal 2023, as defined in Item 401(h) of Regulation S-K, and all members of the Audit Committee are “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934 and the listing standards of the NYSE.

Compensation Committee.  The Compensation Committee is currently comprised of three independent non-employee directors. The Compensation Committee is responsible for developing policies and programs, and making recommendations about compensation arrangements for senior management to the Board. The Compensation Committee is governed by a written charter approved by the Board, which is available on the Company’s corporate governance website at https://www.weismarkets.com/governance or by request to the Corporate Secretary at the Company’s address set forth in “Shareholder or Interested Parties Communications.”

The 2022 Compensation Committee was comprised of Directors Hatchell, Lauth and Silverman. Mr. Silverman served as Chairman of the Compensation Committee. The Compensation Committee held five meetings during fiscal 2022. The Company’s Chairman, President and Chief Executive Officer is not a member of the Compensation Committee; however, the Compensation Committee seeks input from him regarding the performance of the other executive officers. The Compensation Committee has in the past sought assistance from consulting firms specializing in compensation and benefits and may do so in the future. Any such consulting firm that is hired will be independent under applicable NYSE rules.

Corporate Governance Matters

The Company has adopted Corporate Governance Guidelines which are available on the Company’s corporate governance website at https://www.weismarkets.com/governance or by request to the Corporate Secretary at the Company’s address set forth in “Shareholder or Interested Parties Communications.”

Board Leadership Structure.  The Board believes that Jonathan H. Weis is presently best positioned to serve as Chairman given his familiarity with the Company’s business, the retail grocery industry, and the oversight and execution of the Company’s corporate strategy. The Board also presently believes that this structure allows for one person to speak for and to lead the Company and the Board. The Board has separated the roles in the past and may choose to do so again in the future. The decision by the Board on whether to combine or separate the roles is based upon the needs of the Company and Board at a given time. As discussed below, to augment its corporate governance practices, the non-management independent directors of the Company also meet in scheduled executive sessions without management.

Article V Section 5.5 of the Company’s by-laws states that the Chairman shall preside at all meetings of the shareholders and the Board. The by-laws also state that the CEO shall have the general charge and supervision of the business of the Company and shall exercise or perform all the powers and duties usually incident to the office of CEO. The CEO is responsible for the day-to-day leadership and performance of the Company.

Non-Management Independent Directors.  To empower non-management independent directors to serve as a more effective check on management, the non-management independent directors of the Company have met at regularly scheduled executive sessions without management. The 2022 non-management independent directors were Directors Hatchell, Lauth and Silverman. Mr. Lauth presided over the four meetings held during 2022. Shareholders or interested parties wishing to communicate directly with the non-management independent directors as a group may do so as set forth in “Shareholder or Interested Parties Communications.”

The Board’s Role in Risk Oversight.  The Board oversees the management of risks inherent in the operation of the Company’s business. It is management’s responsibility to manage risk and bring to the Board’s attention the most material risks to the Company. The Board has oversight responsibility of the processes established to monitor systems for material risks applicable to the Company. Each of the Board’s Committees also oversees the management of Company risks that fall within the Committees’ areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors. As part of its responsibilities as set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures. The Audit Committee gives updates to the Board at its regular meetings, including financial and information technology risks. In connection with its risk management role, the Audit Committee also meets privately with the Company’s independent auditors, the internal auditors and the Chief Financial Officer quarterly. As part of its responsibilities as set forth in its charter, the Compensation Committee reviews the impact of the Company’s executive compensation program and the associated incentives to determine whether they present a significant risk to the Company. Based on this review, the Compensation Committee concluded its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

Code of Business Conduct and Ethics.  The Company has adopted a “Code of Business Conduct and Ethics” that applies to all of its directors, officers and employees. Separately, the Company also adopted a “Code of Ethics for CEO and CFO” specific to its chief executive officer, chief financial officer, corporate controller and any person performing similar functions. The Company has made both documents available on its corporate governance website at https://www.weismarkets.com/governance or by request to the Corporate Secretary at the Company’s address set forth in “Shareholder or Interested Parties Communications.”

Securities Trading Policy.  The Company has adopted a “Securities Trading Policy” that applies to all of its directors, officers and employees. It is the policy of the Company that directors, officers and employees, and their Related Parties, should not engage in short-term or speculative transactions involving the Company’s securities. The Company has made this document available on its corporate governance website at https://www.weismarkets.com/governance or by request to the Corporate Secretary at the Company’s address set forth in “Shareholder or Interested Parties Communications.”

Board Nominations.  Based upon the stock ownership of the principal shareholders, the Company determined it would be better served by having the full Board review nominating and corporate governance issues rather than establishing separate committees. Therefore, there is no nominating committee charter.

If the Board determines there is a need to add or replace a director, the following criteria are considered for each recommended candidate. The candidate (a) has the highest personal and professional ethics, integrity and values; (b) consistently exercises sound and objective business judgment; (c) has significant appropriate senior management and leadership experience; (d) is able and willing to devote the required amount of time to the Company’s affairs, including attendance at Board meetings, Board committee meetings and annual shareholder meetings and (e) will be committed to building sound, long-term Company growth.

The Company does not have a formal policy with respect to considering diversity. However, its Corporate Governance Guidelines state that the Board seeks members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise. This assessment will include an individual’s qualification as independent, as well as consideration of diversity (including self-identified diversity characteristics identified by a candidate), age, skills and experience in the context of the needs of the Board. Chosen candidates are extended invitations to join the Board. If a candidate accepts, he or she is formally nominated.

The Board will consider nominees brought to the attention of the Board by an eligible shareholder, a non-management independent director, the CEO, any other executive officer or other appropriate sources. The Company’s by-laws require that any shareholder intending to nominate a candidate for election as a director must give written notice, containing specified information, to the Corporate Secretary at the Company’s address set forth in “Shareholder or Interested Parties Communications,” not later than the notice deadline specified in the by-laws, which is 120 calendar days before the anniversary of the date that the Company’s Proxy Statement was released to shareholders in connection with the previous year’s Annual Meeting. The notice should include the name and address of both the eligible shareholder and the candidate, and the qualifications of the candidate being recommended. A copy of the by-law provision concerning shareholder nominations will be furnished to any shareholder upon written request to the Corporate Secretary at the Company’s address set forth in “Shareholder or Interested Parties Communications.”

The Board does not have a formal process for identifying and evaluating candidates for director. It is not anticipated that the process for evaluating a nominee would differ based on whether the nominee is recommended by an eligible shareholder.

Board Recommendation and Vote Required

As stated in each nominee’s biography above, the five candidates possess all of the experience, qualifications, attributes and skills appropriate for functioning as a board. No notices from shareholders intending to nominate a candidate for election as a director were received with respect to the 2023 Annual Meeting. Therefore, only the five nominees named above, or a substitute nominee of the Board, will be eligible for election at the Annual Meeting. The five candidates receiving the highest numbers of votes cast by the holders of Common Stock voting in person or by proxy will be elected as directors. A proxy vote indicated as withheld from a nominee will not be cast for such nominee but will be counted in determining whether a quorum exists for the meeting. Shares for which neither a vote “for” or “withheld” is selected (e.g., broker non-votes) will not be counted in determining the total votes cast for this matter. The Board of Directors recommends a vote “FOR” the election of the five nominees named above.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Throughout this Proxy Statement, the individuals who served as the Company’s CEO and CFO at the end of fiscal 2022, as well as the other individuals included in the “Summary Compensation Table,” are referred to as the “Named Officers.”

Compensation Philosophy and Objectives

The primary objective of the Company’s executive compensation program is to attract and retain qualified executives, which is critical to the ongoing success of the Company. This primary objective is achieved by providing a combination of base salary, annual cash incentives, health and welfare benefits, retirement benefits and perquisites that overall provide a complete compensation package that is competitive with executives at companies of comparable size and position in the retail business, while keeping compensation in line with the financial objectives of the Company. The Compensation Committee does not believe that equity-based incentives are a valuable incentive for employees of the Company, which is a “controlled company” under the rules of the New York Stock Exchange (that is, it is a company in which more than 50% of the voting power is held by members of the Weis family). As is common with controlled companies, the Company has a low trading volume. Due to such low trading volume and for other reasons, historically the Company’s stock price has not been driven by financial results but rather by general market fluctuations and dividend return.

Compensation Committee Discretion

The Compensation Committee has broad discretion to set the compensation paid to the Company’s Named Officers, subject to Board approval, as it may determine is in the best interest of the Company and its shareholders. The exercise of discretion is an important feature of the Compensation Committee’s philosophy and provides the Compensation Committee with sufficient flexibility to respond to specific circumstances facing the Company. To provide additional flexibility, the Compensation Committee does not have a policy to guide the allocation of total compensation among the various elements and forms of awards.

Use of Comparable Data in Setting Executive Compensation Levels

The Company is engaged in a highly competitive industry. As a result, the Compensation Committee annually examines compensation levels and trends in the labor market as part of its process in establishing compensation for the Company’s Named Officers.

The executive management team and the Compensation Committee regularly review publicly available survey data and proxy statements related to general industry executive compensation and peer company compensation programs. Periodically, the Compensation Committee engages consulting firms specializing in compensation and benefits to assist in evaluating the compensation package that the Company provides to its Named Officers. In connection with its consideration of 2022 compensation, the Compensation Committee decided to hire Towers Watson as a compensation consultant, and reviewed the services provided by Towers Watson with respect to executive compensation.

Towers Watson utilized its 2022 Compensation Data Bank (CDB) Retail/Wholesale Executive Compensation Survey to benchmark the total compensation for the Chief Executive Officer, the Chief Operating Officer, the Senior Vice President, Chief Financial Officer & Treasurer, the Senior Vice President, Real Estate and Development and the Senior Vice President, Store Operations. The following is a list of the companies included in the 2022 survey:

7-Eleven	Kohl's Corporation	Target Corporation
Ahold Delhaize	Kroger	Tractor Supply
Albertsons	Meijer	Ulta Beauty, Inc
Big Lots	PCC Community Markets	United Natural Foods
BJ's Wholesale Club	Pilot Flying J	Wawa
C&S Wholesale Grocers	Schnuck Markets, Inc	Wegmans Food Market
Dollar Tree	SpartanNash

Towers Watson also assessed the competitiveness of the Company’s executive compensation program by developing a peer group of nine public companies of similar size and business profiles to the Company, to benchmark total compensation for the Chief Executive Officer, the Chief Operating Officer, the Senior Vice President, Chief Financial

Officer & Treasurer, the Senior Vice President, Real Estate and Development, the Senior Vice President, Store Operations and the Senior Vice President, Merchandising and Marketing. The following companies were included in the Peer Group:

Big Lots Inc.	SpartanNash Company
Casey’s General Stores, Inc.	Sprouts Farmers Market, Inc.
Grocery Outlet Holding Corp.	Tractor Supply Company
Ingles Markets, Incorporated	Village Super Market, Inc.
Natural Grocers by Vitamin Cottage Inc.

Towers Watson provided a briefing on current trends within the retail industry with respect to types of long-term incentives offered and eligibility for such programs, and typical practices with respect to the number and relative mix of vehicles (stock options, restricted stock, performance shares, and/or cash-based long-term incentives).

Towers Watson concluded, with respect to Company compensation at the beginning of 2022, that on average, the Company executives’ base salaries are positioned at market median (within 10% of) at the 50th percentile. In general, the Company’s long-term incentive opportunities were positioned below or at the market median and the program structures of its incentive compensation programs were not similar to market. In general, the Company’s total executive compensation program positioned at the market median. The Committee considered the Towers Watson reports in its compensation determinations for salaries and incentive awards, and in its modification of certain incentive programs in 2022 as discussed below.

The Company competes with many larger companies for top executive-level talent. It generally sets compensation for Named Officers at the 75th percentile of compensation paid to similarly situated executives. Variations to the base salary component may occur because of the individual’s experience level, job responsibilities and market factors. The Compensation Committee also realizes that a primary difference between the Company’s executive compensation program and some of its peers’ compensation programs is the absence of an equity-based incentive plan. This fact is strongly considered when evaluating discretionary contributions to the Supplemental Executive Retirement Plan (“SERP”) for the Named Officers.

2022 Executive Compensation Components

The Compensation Committee annually evaluates the performance of executive officers with the Chairman, President and CEO. In performing its evaluations, the Compensation Committee relies upon written and verbal evaluations of each officer’s performance for the most recent fiscal year. The CEO meets with the executive officers to discuss their efforts and accomplishments throughout the period from information deemed relevant both internally and in light of the competitive position of the Company in the industry. These evaluations include qualitative factors such as the individual’s decision-making responsibilities, the professional experience required to perform given tasks, and their leadership and team-building skills. Although executive compensation is not completely related to corporate performance, the overall performance of the Company is a significant consideration in determining executive compensation.

Compensation for Named Officers is comprised of the following:

●	Base Salary
●	Non-Equity Incentive Plan
●	Retirement Plans
●	Chief Executive Officer Incentive Award Plan
●	Long Term Incentive Plan
●	Perquisites

Base Salary:  The base salary component of the executive compensation program provides the foundation for a fair and competitive compensation package. Although the Compensation Committee generally intends to set compensation for Named Officers at the 75th percentile of compensation paid to similarly situated executives, the Compensation Committee has the discretion to deviate from the 75th percentile of the compensation surveys as it may determine in its discretion. The determination of base salaries is generally independent of the decisions regarding other elements of compensation, but some of the other elements of the compensation program are dependent on base salary, to the extent they are expressed as percentages of base salary. In setting base salaries, the Compensation Committee considers each Named Officers’ job responsibilities, value-added contributions to the Company and tenure.

Based on consideration of the criteria discussed above and the overall financial and operational success of the Company in 2022, the Compensation Committee made the decision to provide salary merit increases ranging from 4.0% to 5.0%, to the Named Officers. The base salary of the Chairman, President and Chief Executive Officer was at 93% of the 75% base salary quartile for similarly situated executives. The base salary of the Chief Operating Officer was at 87% of the 75% base salary quartile for similarly situated executives. The base salaries of Messrs. Lockard, Graber and Gose were at 65%, 92% and 68%, respectively, of the 75% base salary quartile for similarly situated executives.

Non-Equity Incentive Plan:  The Company’s executive compensation program includes an annual non-equity incentive plan designed to reward certain key associates, including the Named Officers, for meeting specific financial objectives. The Compensation Committee administers the non-equity incentive plan for management to provide the short-term incentive compensation element of the executive compensation program. This short-term incentive is a cash-based performance incentive program designed to motivate and reward key associates for their contributions to factors and business goals that the Company believes drive its earnings and create shareholder value. Incentive payout targets are established by job level within the Company as a percentage of base salary, and actual payouts are based on achievement of budgeted net sales and operating income targets as approved by the Board annually. Actual non-equity incentive plan compensation amounts earned by the Named Officers are reflected in the “Summary Compensation Table” for the year earned. The amounts which each Named Officer could have earned for fiscal 2022 based on performance at the threshold, target and maximum levels are shown in the “Grants of Plan-Based Awards” table below.

Mr. Weis, Mr. Schertle, Mr. Lockard, Mr. Graber and Mr. Gose can earn up to 225%, 150%, 90%, 75% and 75%, respectively, of their base salary in the non-equity incentive plan. The incentive targets for Mr. Weis, Mr. Schertle, Mr. Lockard, Mr. Graber and Mr. Gose are 150%, 100%, 60%, 50% and 50%, respectively, of their base salary. For fiscal 2022, 30% of the incentive award was based upon achievement of the budgeted total Company net sales and 70% of the incentive award was based upon achievement of the budgeted total Company operating income for the Named Officers. Company operating income was defined as U.S. GAAP “Operating Income.”  Threshold, target and maximum hurdles were established for the budgeted net sales category, which allowed each Named Officer to earn 0%, 100% and 150%, respectively, of their total incentive award for achieving the specified results within the net sales category. Threshold, target and maximum hurdles were established for the operating income category, which allowed each Named Officer to earn 0%, 100% and 150%, respectively, of their total incentive award for achieving the specified results within the operating income category. For achieving 97% through 103% of the budgeted net sales target, the Named Officers can earn 0% to 150% of the net sales incentive award. For achieving 95% through 110% of the budgeted operating income, the Named Officers can earn 0% to 150% of the operating income incentive award. The threshold, target and maximum hurdles for net sales in fiscal 2022 were equal to a net sales result of $4.1 billion, $4.2 billion and $4.3 billion, respectively. The threshold, target and maximum hurdles for the operating income in fiscal 2022 were equal to an operating income result of $96.1 million, $101.2 million and $111.3 million, respectively. The Company achieved 111.6% of the total budgeted net sales earning the Named Officers 45% of their incentive targets (30% net sales multiplied by 150% achieved). The Company achieved 155% of total budgeted operating income, earning the Named Officers 105% of their incentive targets (70% operating income multiplied by 150% achieved). The Named Officers earned 150% of their total incentive targets in fiscal 2022 (45% sales plus 105% operating income).

Retirement Plans:  The Company has a qualified defined contribution retirement plan, the Weis Markets, Inc. Retirement Savings Plan, covering substantially all associates. Once the Named Officers annual earnings exceed the limitations imposed by Internal Revenue Service regulations for highly compensated employees, the Named Officers have limited participation in the Retirement Savings Plan.

Supplemental Executive Retirement Plan:  Company contributions normally made to the qualified plans for the Named Officers are credited instead to the SERP, an unfunded, nonqualified deferred compensation plan. The SERP account for each Named Officer is credited annually with the amount, if any, that would have been allocated to the participant’s qualified plans if they had not been excluded from participation in these qualified plans. Although the SERP is primarily a replacement retirement plan, the Compensation Committee may at any time recommend to the Board discretionary amounts to be credited to the account(s) of one or more SERP participants. Substantial risk of benefit forfeiture does exist for participants in the SERP. The SERP provides the participant with the ability to direct their investments into one or more of the investment options made available through the SERP.

Contributions to the SERP are determined in the same manner as contributions to participants in the Company’s qualified plans except for discretionary contributions. Contribution allocations and earnings for the two components of the SERP are computed as follows:

a.	401(k) Portion of the Plan: The allocation of the employer 401(k) contribution is equal to 50% (increased from 25% to 50% in 2022) of the participant’s contribution for the allocation period, up to 6% of the participant’s compensation. If a participant is age 50 or older during the calendar year, the participant may make additional contributions called “Catch-up” contributions. The total Catch-up contributions for a calendar year may not exceed the Catch-up dollar limit set by law. The limit was $6,500 in 2022 and will increase to $7,500 in 2023. This limit will be indexed upward under federal law. Base salary is the only element of compensation that is used in determining the amount of contributions permitted under the Plan. By law, compensation in excess of $305,000 in 2022 and $330,000 in 2023 (as indexed upward under federal law) cannot be counted. SERP participants can defer up to 50% of their compensation in the SERP. Each amount credited annually to a participant’s SERP account for replacement of Company contributions normally made for 401(k) deferrals are invested by the participant in one or more of the investment options made available through the SERP.
b.	Discretionary: The Compensation Committee may at any time recommend to the Board discretionary amounts to be credited to the account(s) of one or more SERP participants. Amounts credited to a participant’s SERP account for discretionary Company contributions are invested by the participant in one or more of the investment options made available through the SERP.

The investment funds made available to the participants are managed by independent investment advisors. For more information regarding the Company’s retirement plans, please refer to the “Nonqualified Deferred Compensation” table below and Note 6 to the Consolidated Financial Statements in the 2022 Annual Report on Form 10-K.

Chief Executive Officer Incentive Award Plan:  On November 15, 2019, the Company entered into an Employment Agreement with Mr. Weis commencing January 1, 2020 and continuing through December 31, 2023, which continued to provide Mr. Weis with the compensation benefit of the Chief Executive Officer Incentive Award Plan. The purposes of the Chief Executive Officer Incentive Award Plan are to provide a strong financial incentive each year for performance of the Company’s Chief Executive Officer by making a significant percentage of the Chief Executive Officer’s total cash compensation dependent upon the level of corporate performance attained yearly, and to encourage Chief Executive Officer retention.

Mr. Weis may earn a supplemental cash incentive for each fiscal year under the Company’s Chief Executive Officer Incentive Award Plan consisting of a retention award and a performance award. The retention award is equal to Mr. Weis’s annual base salary in effect as of the end of the fiscal year, multiplied by 2.0.

The performance award is equal to Mr. Weis’s annual base salary in effect as of the end of the fiscal year, contingent upon the achievement of specified performance requirements. One-half of the performance award is based on the ratio of the Company’s net sales in comparison to a net sales target for a plan year. The net sales ratio has a “threshold” which must be met in order to qualify for such performance award, a “target” which is the net sales target, and a “maximum” net sales ratio upon which a performance award may be made. For fiscal 2022, the threshold is 97% of the net sales target and the maximum is 103% of the net sales target, with 0% performance achieved at threshold, 100% performance achieved at target and 150% performance achieved at maximum, and with interpolation used to determine the performance achieved between the threshold, target and maximum levels.

The other one-half of the performance award is based on the ratio of the Company’s Modified Return On Invested Capital (the “MROIC”) in comparison to the MROIC target for a plan year. MROIC is computed from the Company’s audited financial statements by determining the earnings (net income) before interest, taxes, depreciation, amortization and annual rent expense (EBITDAR), and dividing it by total assets plus a capital lease equivalent for operating leases. In the above formula, “annual rent expense” is the amount paid by the Company each year under operating leases for its stores. The amount used in the formula is approximately the amount set forth as “operating lease cost” in “Note 5 Lease Commitments” of the Company’s audited financial statements. The “total assets” is the sum of the current and long term assets of the Company, as set forth in the Company’s audited financial statements. The “capital lease equivalent for operating leases” is a calculation to reflect the amount of future operating lease commitments that the Company has invested in its store operations. It is determined by taking the annual rent expense for the Company for a plan year, as described above, and multiplying it by 20. The MROIC ratio has a “threshold” which must be met in order to qualify for such performance award, a “target” which is the MROIC target, and a “maximum” MROIC ratio upon which a performance award may be made. For fiscal 2022, the threshold is 98% of the MROIC target and the maximum is 105% of the MROIC target, with 0% performance achievement at threshold, 100% performance achieved at target and 150% performance achieved at maximum, and with interpolation used to determine the performance achieved between the threshold, target and maximum levels.

The Compensation Committee retains the right to include or exclude extraordinary items from the above stated tests, and to adjust the target and related threshold and maximum levels at any time in their sole discretion. Actual Chief Executive Officer Incentive Award Plan compensation earned by Mr. Weis is reflected in the “Summary Compensation Table” for the year earned. The amounts Mr. Weis could have earned for fiscal 2022 based on performance at the threshold, target and maximum levels are shown in the “Grants of Plan-Based Awards” table below. Although the right to receive awards under the Chief Executive Officer Incentive Award Plan are measured and determined on an annual basis, except in the case of a termination without cause or death, no plan award will be paid to the participant until after December 31, 2022, provided that the participant remains employed as such from January 1, 2020 through December 31, 2022. The plan was amended on March 5, 2021 to change the end date of the plan from December 31, 2023 to December 31, 2022. As of the date of this Proxy Statement, a new Chief Executive Officer Incentive Award Plan has not been executed.

Mr. Weis can earn up to 500% of his annual base salary at the end of the fiscal year in the Chief Executive Officer Incentive Award Plan. The incentive target for Mr. Weis is 400% of his annual base salary at the end of the fiscal year, being comprised of a retention target of 200% and a performance target of 200% (100% based on net sales and 100% based on MROIC). The threshold, target and maximum hurdles for net sales in fiscal 2022 were equal to a net sales result of $4.1 billion, $4.2 billion and $4.3 billion, respectively. The threshold, target and maximum hurdles for MROIC in fiscal 2022 were equal to a result of 8.85%, 9.03% and 9.48%, respectively. The Company achieved 111.6% of the total budgeted sales net sales earning Mr. Weis 150% of his performance incentive target (100% net sales multiplied by 150% achieved). The Company achieved 127.9% of total budgeted MROIC, earning Mr. Weis 150% of his performance incentive target (100% MROIC multiplied by 150% achieved). Mr. Weis earned 500% of his total incentive targets in fiscal 2022 (200% retention plus 150% net sales plus 150% MROIC).

Recoupment Policy:  The Employment Agreement contains a recoupment policy (commonly referred to as a clawback policy), which provides that if the Board determines that Mr. Weis has been incompetent or negligent in the performance of his duties or has engaged in fraud or willful misconduct in a manner that caused or contributed to the need for a material restatement of the Company’s financial results, the Board will review all performance-based compensation awarded to or earned by Mr. Weis on the basis of performance during fiscal periods affected by the restatement. If the performance-based compensation would have been lower if it had been based on the restated results, the Board and the Company will, to the extent permitted by law, seek recoupment from Mr. Weis of any portion of such performance-based compensation deemed appropriate.

The Company intends to modify the recoupment policy in the Employment Agreement and its Company recoupment policy to meet the new requirements that will be issued by the New York Stock Exchange, in response to the SEC’s adoption of Rule 10D-1 under Section 10D of the Securities Exchange Act of 1934, as amended.

Long Term Incentive Plan:  The Company’s Long Term Incentive Plan was adopted by the Compensation Committee in 2020, effective for fiscal 2022, and continues until December 31, 2023. The purposes of the Long Term Incentive Plan are to reward incentive eligible associates for their contribution in providing consistent management, growing sales and increasing return on investment while providing the highest level of customer service.

Messrs. Schertle, Lockard, Graber and Gose are entitled to receive a supplemental cash incentive award for each fiscal year under the plan consisting of a retention award and a performance award. The retention award is equal to the participant’s base salary, in effect as of the end of the fiscal year, multiplied by the retention incentive target.

The performance award is calculated as a percentage of the participant’s annual base salary in effect as of the end of the fiscal year, contingent upon the achievement of the specified performance requirements as approved by the Board annually. One-half of the performance award is based on the ratio of the Company’s net sales in comparison to a net sales target for a plan year. The net sales ratio has a “threshold” which must be met in order to qualify for such performance award, a “target” which is the net sales target, and a “maximum” net sales ratio upon which a performance award may be made. For fiscal 2022, the threshold is 97% of the net sales target and the maximum is 103% of the net sales target, with 0% performance achieved at threshold, 100% performance achieved at target and 150% performance achieved at maximum, and with interpolation used to determine the performance achieved between the threshold, target and maximum levels.

The other one-half of the performance award is based on the ratio of the Company’s Modified Return On Invested Capital (the “MROIC”) in comparison to the MROIC target for a plan year. MROIC is computed from the Company’s audited financial statements by determining the earnings (net income) before interest, taxes, depreciation, amortization and annual rent expense (EBITDAR), and dividing it by total assets plus a capital lease equivalent for operating leases. In the above formula, “annual rent expense” is the amount paid by the Company each year under operating leases for its stores. The amount used in the formula is approximately the amount set forth as “operating lease cost” in “Note 5 Lease Commitments” of the Company’s audited financial statements. The “total assets” is the sum of the current and long term assets of the Company, as set forth in the Company’s audited financial statements. The “capital lease equivalent for operating leases” is a calculation to reflect the amount of future operating lease commitments that the Company has invested in its store operations. It is determined by taking the annual rent expense for the Company for a plan year, as described above, and multiplying it by 20. The MROIC ratio has a “threshold” which must be met in order to qualify for such performance award, a “target” which is the MROIC target, and a “maximum” MROIC ratio upon which a performance award may be made. For fiscal 2022, the threshold is 95% of the MROIC target and the maximum is 110% of the MROIC target, with 0% performance achievement at threshold, 100% performance achieved at target and 150% performance achieved at maximum, and with interpolation used to determine the performance achieved between the threshold, target and maximum levels.

The Compensation Committee retains the right to include or exclude extraordinary items from the above stated tests, and to adjust the target and related threshold and maximum levels at any time in their sole discretion. Actual Long Term Incentive Plan compensation amounts earned by the Named Officers are reflected in the “Summary Compensation Table” for the year earned. The amounts which each Named Officer could have earned for fiscal 2022 based on performance at the threshold, target and maximum levels are shown in the “Grants of Plan-Based Awards” table below. Although the right to receive awards under the plan are measured and determined on an annual basis, the payment of the award is contingent upon the participant’s continued employment with the Company in an employment position eligible under the Plan for the entire term of the plan and no plan award will be paid until after December 31, 2023, except in the case of death or reduction in work force, in which case the participant is entitled to any earned but unpaid incentive.

Mr. Schertle can earn up to 206.25% and Mr. Lockard, Mr. Graber and Mr. Gose can each earn up to 68.75% of their annual base salary at the end of the fiscal year in the Long Term Incentive Plan. The incentive target for Mr. Schertle is 150% of his annual base salary at the end of the fiscal year, being comprised of a retention target of 37.5% and a performance target of 112.5% (56.25% based on net sales and 56.25% based on MROIC). The incentive target for Mr. Lockard, Mr. Graber and Mr. Gose is 50% of their annual base salary at the end of the fiscal year, being comprised of a retention target of 12.5% and a performance target of 37.5% (18.75% based on net sales and 18.75% based on MROIC). The threshold, target and maximum hurdles for net sales in fiscal 2022 were equal to a net sales result of $4.1 billion, $4.2 billion and $4.3 billion, respectively. The threshold, target and maximum hurdles for MROIC in fiscal 2022 were equal to a result of 8.58%, 9.03% and 9.93%, respectively. The Company achieved 111.6% of the total budgeted sales net sales earning Mr. Schertle 84.375% of his performance incentive target (56.25% net sales multiplied by 150% achieved) and earning Mr. Lockard, Mr. Graber and Mr. Gose 28.125% of their performance incentive target (18.75% net sales multiplied by 150% achieved). The Company achieved 127.9% of total budgeted MROIC, earning Mr. Schertle 84.375% of his performance incentive target (56.25% MROIC multiplied by 150% achieved) and earning Mr. Lockard, Mr. Graber and Mr. Gose 28.125% of their performance incentive targets (18.75% multiplied by 150% achieved). Mr. Schertle earned 206.25% of his total incentive targets in fiscal 2022 (37.5% retention plus 84.375% net sales plus 84.375% MROIC). Mr. Lockard, Mr. Graber and Mr. Gose earned 68.75% of their total incentive targets in fiscal 2022 (12.5% retention plus 28.125% net sales plus 28.125% MROIC).

Perquisites:  The Company provides the Named Officers with perquisites that the Compensation Committee believes are reasonable and consistent with its overall executive compensation program. The Named Officers are provided use of Company automobiles. For security purposes, Named Officers may use the Company aircraft for business and for limited personal travel. The cost to the Company of the use of Company automobiles and the Company aircraft is calculated as prescribed by the Internal Revenue Service and is treated as taxable income to the Named Officers. Please refer to Footnote 2 of the “Summary Compensation Table” for details concerning these and other perquisites.

Management of Compensation – Related Risk

The Company’s Board of Directors has considered and determined that risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the “Compensation Discussion and Analysis” and has discussed it with the executive management team. Based upon its review and those discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement, which will be incorporated by reference in the Company’s 2022 Annual Report on Form 10-K.

Gerrald B. Silverman, Committee Chairman

Dennis G. Hatchell

Edward J. Lauth III

COMPENSATION TABLES

Summary Compensation Table

The following table shows the compensation of the Company’s Principal Executive Officer, the Principal Financial Officer and three other officers with the highest total compensation paid or earned for fiscal 2022, 2021 and 2020 (the “Named Officers”). The Company has an employment agreement with the Chairman, President and Chief Executive Officer. The material terms of the agreement are discussed under “Potential Payments upon Termination of Employment or Change in Control” below.

				Non-Equity
				Incentive Plan	All Other
		Salary	Bonus	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($) (1)	($) (2)	($)
Jonathan H. Weis	2022	1,186,613	--	8,626,586	262,972	10,076,172
Chairman, President and	2021	1,130,973	--	8,217,741	252,995	9,601,709
Chief Executive Officer	2020	1,088,323	--	7,740,334	199,997	9,028,654

Kurt A. Schertle	2022	759,039	--	2,710,313	168,812	3,638,163
Chief Operating Officer	2021	723,448	--	2,582,081	154,350	3,459,879
	2020	696,166	--	1,803,426	130,659	2,630,251

Michael T. Lockard	2022	465,396	--	740,091	71,452	1,276,938
Senior Vice President,	2021	425,575	--	670,465	154,464	1,250,504
Chief Financial Officer
and Treasurer (3)

Harold G. Graber	2022	439,530	--	632,796	29,425	1,101,751
Senior Vice President of	2021	422,789	--	608,581	29,350	1,060,720
Real Estate and Development	2020	408,653	--	588,122	25,659	1,022,434

David W. Gose II	2022	422,231	--	607,892	29,425	1,059,548
Senior Vice President of	2021	405,077	--	583,824	29,350	1,018,251
Operations	2020	379,727	--	546,494	25,659	951,880
(1)	Represents the amount earned under the annual non-equity incentive plan described in “Compensation Discussion and Analysis,” plus any additional amounts under the applicable plans described below. For Mr. Weis, such amounts include $5,956,705, $5,673,050 and $5,454,855 for 2022, 2021 and 2020, respectively, earned under the Chief Executive Officer Incentive Award Plan described in “Compensation Discussion and Analysis.” The payment of such amounts earned in 2022, 2021 and 2020 are deferred under the plan until after December 31, 2022, except in the case of a termination without cause or death. The plan provides that if prior to the end of the term, the officer’s employment is terminated without cause, the officer will be entitled to receive a payment based upon the date of the termination. Refer to the “Potential Payments upon Termination of Employment or Change in Control” for Mr. Weis, for possible step downs of payments. In 2022, for Mr. Schertle, Mr. Lockard, Mr. Graber and Mr. Gose, such amounts include $1,571,755, $321,234, $303,148 and $291,217, respectively, in 2021, for Mr. Schertle, Mr. Lockard, Mr. Graber and Mr. Gose, such amounts include $1,496,909, $287,447, $291,489 and $280,017, respectively, and in 2020, for Mr. Schertle, Mr. Graber and Mr. Gose, such amounts include $836,602, $281,632 and $261,698, respectively, earned under the Long Term Incentive Plan (and its predecessor plan) described in “Compensation Discussion and Analysis.” The payment of such amounts earned in 2022 is deferred under the plan until after December 31, 2023, except in the case of death or reduction in work force, in which case the participant is entitled to any incentive earned under the plan.
(2)	“All Other Compensation” consists of contributions by the Company to the SERP and perquisite costs where applicable. Except for the amounts specified within this footnote for the Named Officers, the amounts shown are for SERP contributions only. Perquisites of $112,972, $102,995 and $73,613 are included in the amount for Mr. Weis in 2022, 2021 and 2020, respectively, and consist of the cost for personal use of a Company car and the Company aircraft, personal income tax preparation and investment advisory services. Perquisites of $14,387 are included in the amount for Mr. Schertle in 2022 and consist of the cost for personal use of a Company car and the Company aircraft. Perquisites of $17,027 are included in the amount for Mr. Lockard in 2022 and consist of the cost for personal use of a Company car, cell phone stipend and income tax preparation. The 2022 Company contribution amounts to the SERP were estimated for purposes of this table, and the 2021 and 2020 amounts were adjusted to the actual contribution amounts. Additional information concerning deferrals of earned compensation by the Named Officers to the SERP and other plan details are described under “Nonqualified Deferred Compensation.”
(3)	Mr. Lockard was not a Named Officer in 2020 under the rules of the Securities and Exchange Commission.

Grants of Plan-Based Awards

The following table shows the grants of plan-based awards made to the Named Officers for fiscal 2022.

	Estimated Possible Payouts
	Under Non-Equity Incentive Plan Awards
Name	Threshold ($)	Target ($)	Maximum ($)
Jonathan H. Weis
Non-Equity Incentive Plan (1)	--	1,779,920	2,669,881
Chief Executive Officer Incentive
Award Plan (2)	--	2,382,682	5,956,705

Kurt A. Schertle
Non-Equity Incentive Plan (1)	--	759,039	1,138,558
Long Term Incentive Plan (3)	--	857,321	1,571,755

Michael T. Lockard
Non-Equity Incentive Plan (1)	--	279,238	418,856
Long Term Incentive Plan (3)	--	175,219	321,234

Harold G. Graber
Non-Equity Incentive Plan (1)	--	219,765	329,647
Long Term Incentive Plan (3)	--	165,354	303,148

David W. Gose II
Non-Equity Incentive Plan (1)	--	211,116	316,675
Long Term Incentive Plan (3)	--	158,846	291,217
(1)	Represents the amounts that could have been earned by each of the Named Officers for fiscal 2022 for performance at the threshold, target and maximum levels under the Non-Equity Incentive Plan described in the “Compensation Discussion and Analysis.”
(2)	Represents the amounts that could have been earned by Mr. Weis for fiscal 2022 for performance at the threshold, target and maximum levels under the Chief Executive Officer Incentive Award Plan. As described in the “Compensation Discussion and Analysis,” Mr. Weis would be entitled to (i) his annual base salary of $1,191,341 as of the end of the fiscal year multiplied by 200% if he remains employed for the entire fiscal year (which is not included as part of the “threshold” or a “target” award) and (ii) the same amount of his annual base salary as of the end of the fiscal year multiplied by the respective net sales and MROIC performance targets, as more particularly set forth in the plan description in the “Compensation Discussion and Analysis.”
(3)	Represents the amounts that could have been earned by each of Mr. Schertle, Mr. Lockard, Mr. Graber and Mr. Gose for fiscal 2022 for performance at the threshold, target and maximum levels under the Long Term Incentive Plan. As described in the “Compensation Discussion and Analysis,” (i) Mr. Schertle would be entitled to 37.5% of his base salary (as in effect at the end of the fiscal year) of $762,063, Mr. Lockard would be entitled to 12.5% of his base salary (as in effect at the end of the fiscal year) of $467,250, Mr. Graber would be entitled to 12.5% of his base salary (as in effect at the end of the fiscal year) of $440,943 and Mr. Gose would be entitled to 12.5% of his base salary (as in effect at the end of the fiscal year) of $423,589 if the participants remain employed for the entire fiscal year (these amounts are not included as part of the “threshold” or a “target” awards) and (ii) the same amount of their respective annual base salaries as in effect at the end of the fiscal year multiplied by the respective net sales and MROIC performance targets, as more particularly set forth in the plan description in the “Compensation Discussion and Analysis.”

Nonqualified Deferred Compensation

The Company maintains a SERP for associates whose annual earnings exceed Interal Revenue Service limitations. The SERP is designed to provide retirement benefits and salary deferral opportunities because of limitations imposed by the Internal Revenue Code and the Regulations implemented by the Internal Revenue Service for highly compensated employees. The plan is unfunded and accounted for on an accrual basis. Participants in the plan have limited participation in the 401(k) portion of the Retirement Savings Plan once their annual earnings exceed the Internal Revenue Service limitations. Based upon recommendation from the Compensation Committee, the Board annually determines the amount of the allocation to the SERP.

The allocation among the various plan participants is made in both flat dollar amounts and in relationship to their compensation. Plan participants are 100% vested in their accounts after three years of service with the Company. In accordance with the lump-sum or installment election made by the Named Officer prior to the deferral of compensation, benefits are distributed to the participant during the calendar year following the calendar year in which the participant’s termination of service occurs. Substantial risk of benefit forfeiture does exist for participants in the plan. The present value of accumulated benefits is included under “Postretirement benefit obligations” in the Consolidated Balance Sheets within the 2022 Annual Report on Form 10-K.

The following table provides information concerning deferrals by the Named Officers of their earned compensation under the Company’s SERP.

	Executive	Company	Aggregate	Aggregate	2021	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Proxy	Balance at
	in 2022	in 2022	in 2022	Distributions	Adjustments	12/31/2022
Name	($) (1)	($) (2)	($) (3)	($)	($) (4)	($)
Jonathan H. Weis	—	152,935	(432,515)	—	2,935	3,100,089

Kurt A. Schertle	81,952	157,285	(549,628)	—	2,935	3,444,233

Michael T. Lockard	251,240	50,000	5,407	—	—	437,583

Harold G. Graber	417,917	32,285	(261,812)	—	2,935	2,232,381

David W. Gose II	—	27,935	(26,484)	—	(1,415)	260,943
(1)	These amounts are reported in the “Summary Compensation Table” under “Salary and Non-Equity Incentive Plan Compensation.”
(2)	These amounts are reported in the “Summary Compensation Table” under “All Other Compensation.”
(3)	Earnings on deferred compensation under the Company’s SERP are not above market or preferential, and thus are not included in the “Summary Compensation Table.”
(4)	These earnings amounts represent adjustments to actuals from prior year estimates.

Potential Payments upon Termination of Employment or Change in Control

On November 15, 2019, the Company entered into an Employment Agreement with Jonathan H. Weis, who served as Vice Chairman of the Company since 2004 and currently serves as Chairman, President and Chief Executive Officer. The Employment Agreement commenced on January 1, 2020 and continues through December 31, 2023. This agreement provides for certain benefits for involuntary termination of employment other than for cause, but does not contain a change in control provision.

Mr. Weis’ Employment Agreement provides that if prior to the end of the term, the officer’s employment is terminated without cause or the officer terminates his employment for good reason, the officer will be entitled to receive (1) earned but unpaid base salary as of the date of termination and any earned but unpaid bonuses for prior years (other than any bonuses payable under the Plan) (2) continuation of base salary payments through the end of the term at the rate then in effect and (3) payment for the year of termination and for each subsequent calendar year or portion thereof during the remainder of the Term, of an amount (prorated in the case of any partial year) equal to the highest annual incentive bonus (not including any bonus paid under the Plan) received for any year in the two years preceding the date of termination. If prior to the end of the term the officer’s employment terminates due to death or disability, the officer (or his spouse or estate) is entitled to receive (1) continuation of base salary payments through the end of the term at 50% of the rate then in effect and (2) in the case of disability, a prorated bonus for the year of termination only in the amount the Company in good faith determines the officer would have received had his employment continued. All salary continuation and incentive bonus payments would be made at the same time as if employment had continued.

Mr. Weis’ Chief Executive Officer Incentive Award Plan provides that if prior to the end of the term, the officer’s employment is terminated without cause, the officer will be entitled to receive a payment based upon the date of the termination, as follows:

If the Without Cause Termination occurs on or between the following dates:	Amount to be Paid ($)
January 1, 2020 to December 31, 2020	4,000,000
January 1, 2021 to December 31, 2021	5,000,000
January 1, 2022 to December 31, 2022	6,000,000

The amount will be paid in a lump sum cash payment within 2 ½ months from the end of the calendar year in which the termination occurs; provided, however, in the event an amount is conditioned upon a separation from service and not compensation the officer could receive without separating from service, then payment shall be made to the officer who is a “specified employee” under Section 409A of the Code on the first day following the six-month anniversary of the officer’s separation from service. Furthermore, the Chief Executive Officer Incentive Award Plan provides that if prior to the end of the term, the officer’s employment terminates due to death, the officer’s spouse or estate is entitled to receive $2,000,000, payable within sixty days of the date of death of the officer.

According to the terms of Mr. Weis’ Employment Agreement, the officer agrees (1) to at all times maintain the confidentiality of information pertaining to the Company’s business, and (2) until four years after termination of employment, not to (A) hire any Company employee or solicit or induce any employee, consultant, vendor or supplier of the Company to terminate or reduce its relationship with the Company or (B) except in the case of a termination by the Company without cause or by the officer for good reason, engage in any business which competes with the Company in the retail grocery business (or in any other business which accounted for more than 2% of the Company’s consolidated revenues) in any county in which the Company operates or any contiguous county. The Company’s obligations to make payments or provide benefits to the officer under the Employment Agreement would cease upon any violation of these covenants.

The following table shows the benefits Mr. Weis would have received under the Employment Agreement if his employment had terminated for the reasons specified as of December 31, 2022.

		Non-Equity	Chief
	Salary	Incentive	Executive Officer
	Continuation	Compensation	Incentive Award
Executive Benefits and Payments By Covered Circumstance	($) (1)	Plan ($) (2)	Plan ($)
Without Cause or Good Reason	0	2,669,880	5,000,000
Disability	0	2,669,880	--
Death	0	2,669,880	2,000,000
(1)	Represents continuation of salary payments through the end of the Employment Agreement term at the rate of 100% in the case of a termination without cause or for good reason and 50% in the case of termination due to disability or death.
(2)	The amount represents the incentive bonus earned in 2022 and payable in 2023.

2022 PAY RATIO DISCLOSURE

As required by item 402(u) of Regulation S-K, the Company reviewed a comparison of the CEO’s annual total compensation in fiscal year 2022 to that of all other Company employees for the same period. The Company identified the median employee by examining the 2022 Box 1 W-2 for all individuals, excluding the CEO, who were employed by the Company for the entire fiscal year 2022 whether on a full-time, part-time, or seasonal basis. The Company did not annualize the compensation for any full-time employees that were not employed for all of 2022. Annual compensation for the median employee was calculated using the same methodology as the Named Officers as stated in the Summary Compensation Table.

The annual total compensation for fiscal year 2022 for the CEO was $10,076,172, and for the median employee was $20,011. The resulting estimated ratio of the CEO’s pay to the pay of the median employee for fiscal year 2022 is approximately 504 to 1.

PAY VERSUS PERFORMANCE

In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and Item 402(v) of Regulation S-K, we provide the following disclosure regarding executive compensation and Company performance for the years listed below. For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.” The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

					Value of Initial Fixed $100 Investment Based On (3)
Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs (1)	Average Compensation Actually Paid to Non-PEO NEOs (2)	Total Shareholder Return	Peer Group Total Shareholder Return	Net Income ($000s)	Net Sales ($000s)
2022	$10,076,172	$10,076,172	$1,769,100	$1,769,100	$225	$163	$125,196	$4,695,943
2021	$9,601,709	$9,601,709	$1,697,339	$1,697,339	$174	$149	$108,849	$4,224,417
2020	$9,028,654	$9,028,654	$1,489,546	$1,489,546	$125	$103	$118,917	$4,112,601
(1)	The amounts reflect the Summary Compensation Table total compensation figures for Jonathan H Weis, our principal executive officer (“PEO”), for each of the years listed. The Non-PEO NEOs for whom the Summary Compensation Table total average compensation is presented are: for 2022, Kurt A. Schertle, Michael T. Lockard, Harold G. Graber, and David W Gose II; and for 2021 and 2020, Kurt A. Schertle, Scott F. Frost, Harold G. Graber, and David W Gose II.
(2)	The amounts shown for Compensation Actually Paid to our PEO and Average Compensation Actually Paid to Non-PEO NEOs have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually realized or received by such persons. These amounts reflect total compensation as set forth in the Summary Compensation Table above for each year. None of the adjustments required by Item 402(v) are applicable to the Company.
(3)	This column shows Company Total Shareholder Return (“TSR”) and peer group TSR on a cumulative basis for each year of the three-year period from 2020 through 2022. For purposes of this disclosure, the peer group consists of the peer group used for our stock performance graph, as presented in Item 5 of the Company’s Annual Report on Form 10 K. The companies making up the peer group, in no particular order, are Ingles Markets, Inc.; Village Super Market, Inc.; Smart & Final Stores, Inc. (included through June 20, 2019 when it was acquired by Apollo Global Management, LLC); Sprouts Farmers Market, Inc. and The Kroger Company. Dollar values assume $100 was invested for the cumulative period from December 31, 2019 through December 31, 2022, in either the Company or the peer group, and reinvestment of the pre-tax value of dividends paid. Historical stock performance is not necessarily indicative of future stock performance.

Relationship Between Compensation Actually Paid and Company Cumulative Total Shareholder Return (TSR)

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to Non-PEO NEOs, and the Company cumulative TSR for each year of the three-year period from 2020 through 2022.

Relationship Between Compensation Actually Paid and Company Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to Non-PEO NEOs, and Company Net Income for each year of the three-year period from 2020 through 2022.

Relationship Between Compensation Actually Paid and Company Net Sales

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to Non-PEO NEOs, and Company Net Sales for each year of the three-year period from 2020 through 2022.

Relationship between Company TSR and Peer Group TSR

The following shart sets forth the relationship between our cumulative TSR and the TSR for the peer group for each year of the three-year period from 2020 through 2022.

2022 Tabular List of Most Important Financial Measures

The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and Non-PEO NEOs in 2022 to Company performance. The measures in this table are not ranked.

Net Sales
Operating Income
Modified Return On Invested Capital (MROIC)

OTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

Compensation of Directors

The following table shows the compensation earned by the Company’s non-management independent directors for services during fiscal 2022.

DIRECTOR COMPENSATION
	Fees Earned or
Name	Paid in Cash ($)	Total ($)
Dennis G. Hatchell	108,500	108,500
Edward J. Lauth III	102,500	102,500
Gerrald B. Silverman	102,500	102,500

Directors who are not officers of the Company or any of its subsidiaries receive an annual retainer of $110,000 paid in quarterly installments during the year. The Chairman of the Audit Committee receives an additional $6,000 annual retainer fee paid in quarterly installments during the year.

In addition, each non-management independent director is entitled to reimbursement for out-of-pocket expenses to attend meetings. There is no additional remuneration for services rendered by directors serving on committees or for participation in the non-management independent director meetings.

Compensation Committee Interlocks and Insider Participation

Directors Hatchell, Lauth and Silverman were not officers or employees of the Company, nor have they had any relationship with the Company requiring disclosure under the SEC regulations. None of the Company’s Named Officers have served on the board of directors or compensation committee of any other entity, which has or had one or more executive officers who served as a member of the Company’s Board or Compensation Committee during fiscal 2022.

Review and Approval of Related Party Transactions

The Company has adopted written “Conflicts of Interest” policies in its Code of Business Conduct and Ethics and in its Code of Ethics for CEO and CFO. According to these policies, a conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the interests of the Company. In other words, a conflict situation can arise when an employee takes actions or has interests that may make it difficult to perform their work effectively. Conflicts of interest also arise when an employee, officer or director, or a member of their family, receives improper personal benefits as a result of their position in the Company. Loans to or guarantees of obligations of such persons are likely to pose conflicts of interest, as are transactions of any kind between the Company and any other organization in which such person or any member of their family have an interest.

Under these policies, activities that could give rise to conflicts of interest are prohibited unless specifically approved in advance by the Audit Committee. Because it is not always easy to determine whether a conflict of interest exists, any potential conflicts of interest must be reported immediately to the Executive Committee of the Board. If a member of the Executive Committee of the Board is informed of any potential conflict of interest, they must report it immediately to the Audit Committee. The Audit Committee Charter specifically grants the Audit Committee the authority to review and approve all related party transactions. These policies cover all Company officers, directors (or nominee), 5%-or-greater shareholders and immediate family members of these persons.

The Company’s Related Party Transaction policy includes the standards included in Section 404(b) of Regulation S-K as well as any other applicable standards under the NYSE rules and regulations. The Related Party Transaction policy provides for pre-approval of certain transactions involving the Company’s directors, executives, nominees, beneficial owners of more than 5% of the Company’s voting securities and their family members, or an entity in which any of the foregoing persons has more than a 5% beneficial ownership. The policies define “family member” to mean a child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, or any other person living with the individual (except tenants and employees).

The policy defines “Related Person Transactions” as a transaction, arrangement or relationship (or series of transactions, arrangements or relationships) since the beginning of the Company’s last fiscal year in which the Company (including its subsidiaries) was, or is a participant and the amount exceeded $120,000, and in which any Related Person had, has or will have a direct or indirect material interest (other than solely as the result of being a director or a less than 10% beneficial owner of another entity).

Certain transactions are deemed to be pre-approved even if the amount exceeds $120,000:

(1)	transactions in the ordinary course of business involving payment of no more than $1,000,000 or 2% of the Company’s annual consolidated gross revenues to another company at which the related person is an employee, director or beneficial owner of less than 10% of Common Stock;
(2)	certain charitable contributions that do not exceed $250,000 (or 5% of the charitable organization’s annual consolidated gross revenues) to an organization in which the related person is an employee or director;
(3)	transactions where the related interest arises solely from the ownership of Weis Markets, Inc. Common Stock and all holders of the common stock receive the same benefits on a pro rata basis;
(4)	compensation to an executive officer or director which has to be reported in the proxy statement or compensation to an executive officer which is not an immediate family member of a related person or the compensation committee; and
(5)	any transaction involving a Related Person where the rates or charges involved are determined by competitive bids; rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; or involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

Transactions that are not pre-approved must be presented to the Audit Committee for approval. If the related person transaction is on-going, the Committee may establish guidelines for management for the relationship which must be reassessed on an annual basis. Transactions will be approved if they are in the best interest of the Company and its shareholders.

No Director will participate in the discussion or approval of a transaction for which he or she, or a family member, is a related party, other than to provide material information.

All related person transactions will be disclosed in the Company’s applicable filings as required by applicable laws.

Shareholder or Interested Parties Communications

Weis Markets, Inc. shareholders or interested parties may communicate with the Board by sending a letter to: Weis Markets, Inc. Board of Directors, c/o Corporate Secretary, 1000 South Second Street, Sunbury, PA 17801-0471. The Board has instructed the Secretary to review all communications received, and to exercise their discretion not to forward to the Board correspondence that is inappropriate such as business solicitations, frivolous communications and advertising, routine business matters (i.e. business inquiries, complaints or suggestions) and personal grievances. However, any director may at any time request the Secretary to forward any and all communications received by the Secretary but not forwarded to the directors.

Shareholders or interested parties wishing to communicate directly with the non-management independent directors as a group may do so by sending a letter to Weis Markets, Inc., c/o Non-Management Independent Directors, 1000 South Second Street, Sunbury, PA 17801-0471 or via their email address at nonmanagement@weismarkets.com.

Shareholders or interested parties who have concerns regarding accounting, improper use of Company assets, or ethical improprieties may report these concerns to the Audit Committee by sending a letter to Weis Markets, Inc., c/o Audit Committee Chairman, 1000 South Second Street, Sunbury, PA 17801-0471 or via its email address at audit@weismarkets.com.

Submissions to the non-management independent directors or the Audit Committee will remain confidential and can be made anonymously without fear of reprisal.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States and the SEC disclosure requirements. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the 2022 Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with RSM US LLP, its independent auditors for fiscal 2022, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) (United States). The Audit Committee has received from the independent auditors written disclosures pursuant to Auditing Standard No. 1301, “Communications with Audit Committees,” issued by the PCAOB, and has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has also received the written disclosure and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors their independence.

The Audit Committee discussed with the Company’s internal auditors and the independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. In performance of its oversight function, the Audit Committee also monitored Company management’s compliance with the Sarbanes-Oxley Act of 2002 by discussing with management, the internal auditors and the independent auditors management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the 2022 Annual Report on Form 10-K for filing with the SEC. The Audit Committee recommended to the Board, the appointment of RSM US LLP as the Company’s independent auditors for fiscal 2022, subject to shareholder ratification.

Dennis G. Hatchell, Committee Chairman

Edward J. Lauth III

Gerrald B. Silverman

STOCK OWNERSHIP

Under regulations of the SEC, a person is considered the “beneficial owner” of a security if the person has or shares with others the power to vote the security (voting power), the power to dispose of the security (investment power) or the ability to acquire the security within 60 days. In the tables below, “beneficial ownership” of the Company’s Common Stock is determined in accordance with these regulations and does not necessarily indicate that the person listed as a “beneficial owner” has an economic interest in the shares indicated as “beneficially owned.”

Beneficial Ownership of Directors and Management

The following table sets forth information regarding the amount and nature of beneficial ownership of the Company’s Common Stock as of March 9, 2023 by each director, each nominee, each Named Officer listed in the “Summary Compensation Table,” and for all executive officers and directors as a group. Except as otherwise indicated in the footnotes to the table, each person named, or a member of the group, has sole voting and investment power with respect to the shares listed. No shares have been pledged as security by the directors or Named Officers.

	Amount and Nature		Percent
	of Beneficial		of
Name of Directors and Management	Ownership		Class (1)
Jonathan H. Weis	7,251,253	(2)	27.0
Kurt A. Schertle	3,228		*
Michael T. Lockard	3,000		*
Harold G. Graber	2,281		*
David W. Gose II	—		*
Dennis G. Hatchell	5,000		*
Edward J. Lauth III	—		*
Gerrald B. Silverman	5,000		*
All executive officers and directors as a group (11 persons)	7,269,762		27.0
*	Owns less than 1% of class.
(1)	Based on 26,898,443 shares outstanding on March 9, 2023.
(2)	Jonathan H. Weis has sole voting and dispositive power as to all 7,251,253 shares listed. This amount includes 5,973,129 shares held in the Patricia R. Weis Marital Trust.

5% Beneficial Owners

The following table sets forth information about shareholders who are known by the Company to be the beneficial owners of more than 5% of its Common Stock, which is its only class of voting securities, on March 9, 2023. Information contained in the table and footnotes below was derived from filings made with the SEC by the beneficial owners.

	Amount and Nature		Percent
	of Beneficial		of
Name and Address of 5% Beneficial Owner	Ownership		Class (1)
Jonathan H. Weis	7,251,253	(2) (4)	27.0
c/o Weis Markets, Inc.
1000 South Second Street
Sunbury, PA 17801

Ellen W. P. Wasserman	3,324,544	(3) (4)	12.4
c/o Weis Markets, Inc.
1000 South Second Street
Sunbury, PA 17801

Dimensional Fund Advisors, LP	2,049,769	(5)	7.6
6300 Bee Cave Road
Austin, Texas, 78746

The Vanguard Group	1,783,439	(6)	6.6
100 Vanguard Blvd.
Malvern, PA 19355
(1)	Based on 26,898,443 shares outstanding on March 9, 2023.
(2)	Jonathan H. Weis has sole voting and dispositive power as to all 7,251,253 shares listed. This amount includes 5,973,129 shares held in the Patricia R. Weis Marital Trust.
(3)	Ellen W. P. Wasserman has sole voting and investment power as to all 3,324,544 shares listed, which are held in trust under the Will of Harry Weis.
(4)	Jonathan H. Weis and Ellen W. P. Wasserman, along with other family members, have agreed to act together for the purpose of voting their shares of Common Stock and thus constitute a group holding voting power over the sum of the shares listed for each of them individually in the table.
(5)	Dimensional Fund Advisors, LP and its affiliates have sole voting power over 2,021,310 shares and sole dispositive power over 2,049,769 of the total 2,049,769 shares listed.
(6)	The Vanguard Group has shared voting power over 13,283 shares, and sole dispositive power over 1,754,527 shares and shared dispositive power over 28,912 of the 1,783,439 shares listed.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed RSM US LLP as the independent auditors of the Company with respect to its operations for fiscal 2023 subject to ratification by the holders of common stock of the Company. In deciding to engage RSM US LLP, the Audit Committee reviewed auditor independence and existing commercial relationships with RSM US LLP and concluded that RSM US LLP has no commercial relationships with the Company that would impair its independence. The Board and its Audit Committee recommend that shareholders approve the selection of RSM US LLP as the Company’s independent registered public accounting firm for fiscal year ending December 30, 2023 by voting “FOR” proposal number 2.  Approval of this proposal requires the affirmative vote of a majority of the votes cast (which excludes abstentions and failures to vote) by the holders of Common Stock present and voting at the meeting or by proxy, with a quorum of a majority of the outstanding shares of Common Stock being present or represented at the Annual Meeting. If the shareholders do not approve the ratification of RSM US LLP, the selection of such firm as independent auditors for the Company will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if it determines that such a change would be in the best interest of the Company and its shareholders.

Representatives of RSM US LLP are expected to be present at the Annual Meeting with the opportunity to make a statement, if they so desire, and to be available to respond to appropriate questions.

According to its Charter, the Audit Committee, comprised of independent members of the Board, is responsible for approving all audit engagement fees, terms and non-audit engagements with the independent auditors on behalf of the Company. The Audit Committee considered the possible effect of non-audit services on the auditors’ independence and approved the type of non-audit services that were rendered. The Company has not adopted a written policy for Audit Committee pre-approval of audit services and non-audit services performed by the independent auditors. In fiscal 2022, all audit and tax fees associated with the independent auditors’ services were approved by the Audit Committee.

The following table sets forth RSM US LLP fees billed to the Company for professional services related to fiscal 2022 and 2021:

	2022	2021
Services Provided	($)	($)
Audit (1)	970,500	882,700
Tax (2)	247,000	257,600
Total	1,217,500	1,140,300
(1)	Represents the fees charged to the Company by RSM US LLP for professional services provided in conjunction with the audit of the Company’s 2022 and 2021 financial statements, review of the Company’s quarterly financial statements and attestation services normally provided in connection with statutory and regulatory filings and engagements.
(2)	Represents the fees charged to the Company by RSM US LLP for professional services provided in conjunction with the analysis, preparation and filing of the Company’s 2022 and 2021 income tax returns normally provided in connection with statutory and regulatory filings and engagements.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As described in the “Compensation Discussion and Analysis”, the Compensation Committee has an executive compensation program designed to pay for performance and to align the long-term interests of the Company’s Named Officers with the long-term interests of its shareholders.  The Company is presenting the following proposal, which gives you as a shareholder the opportunity to endorse or not endorse the Company’s pay program for Named Officers by voting for or against the following resolution.  This resolution is required pursuant to Section 14A of the Securities Exchange Act.  Because the vote is advisory, it will not be binding on the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board.  However, the Board and the Compensation Committee will review the voting results and take into account the outcome when considering future executive compensation arrangements.  The Board and management are committed to the Company’s shareholders and understand that it is useful and appropriate to obtain the views of its shareholders when considering the design and initiation of executive compensation programs.

RESOLVED:  The shareholders approve the compensation of the Company’s Named Officers, pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the Proxy Statement set forth under the caption “Executive Compensation.”

The Board recommends that you vote FOR approval of the compensation of the Company’s Named Officers as disclosed in the “Compensation Discussion and Analysis”, the compensation tables, and the related disclosure contained in the Proxy Statement set forth under the caption “Executive Compensation” of this Proxy Statement.    Proxies will be voted FOR approval of the proposal unless otherwise specified.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company is presenting the following proposal, which gives you as a shareholder the opportunity to inform the Company as to how often you wish the Company to include a proposal, similar to Proposal 3, in the Company’s Proxy Statement.  This resolution is required pursuant to Section 14A of the Securities Exchange Act.  While the Board intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on the Board and is advisory in nature, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board.

RESOLVED:  The shareholders wish the Company to include an advisory vote on the compensation of the Company’s Named Officers pursuant to Section 14A of the Securities Exchange Act every:

●	three years;
●	two years; or

●	one year.

The Board recommends that you vote to hold an advisory vote on executive compensation every THREE YEARS.  The Company’s compensation policies and procedures are developed with long term objectives in mind, which is consistent with a multi-year shareholder approval cycle.  More frequent shareholder votes could result in additional distractions at annual meetings.  Shareholder votes every three years will permit shareholders to express their collective view on approval of compensation on a frequent basis, while allowing the votes to be based on a longer-term perspective.

Proxies will be voted for a THREE YEAR cycle unless otherwise specified.

PROPOSAL NO. 5

SHAREHOLDER PROPOSAL

The Company has been notified that the California State Teachers’ Retirement System, 100 Waterfront Place, MS-4, West Sacramento, CA 95605, the beneficial owner of at least $25,000 in market value of the Company’s common stock on the date the proposal was submitted and for at least the preceding one year, intends to present the following proposal at the 2023 Annual Meeting of Shareholders.  In accordance with applicable proxy regulations, the proposal and supporting statement, for which we and our Board accept no responsibility (including the sources referenced therein), are set forth below:

Resolved:

Shareholders request that the Board prepare a report by December 31, 2023, at reasonable expense and omitting proprietary information, on steps Weis Markets, Inc., is taking to foster greater diversity on the Board including but not limited to:

1.Strengthening Nominating and Corporate Governance policies/Charter by embedding a commitment to diversity inclusive of gender, race, and ethnicity;

2.Committing to include gender, race, ethnicity and historically underrepresented groups in every pool from which Board nominees are chosen;

3.Expanding director searches to include nominees from both corporate positions beyond the executive suite and non-traditional environments including government, academia, and nonprofit organizations; and

4.Reporting on progress and challenges experienced.

Supporting Statement:

There is growing evidence that diversity is good for business performance. McKinsey & Company's 2020 study, "Diversity wins: How inclusion matters,"  found that companies whose boards are in the top quartile of gender diversity were 25 percent more likely to outperform financially the companies with the least gender diverse boards. In terms of ethnic and cultural diversity, this same study concluded that companies with the most diverse boards were 36 percent more likely to outperform their peers with the least ethnically diverse boards.

It is essential in today's global economy that boards include elements of diversity to avoid "group think" and ensure there is a breadth of experience, skills, and knowledge necessary to meet complex business needs. We believe that all companies in which we invest should have a level of board diversity that reflects each company's business, workforce, customer base, and society in general.

In our view, companies combining competitive financial performance with high standards of corporate governance, including board diversity and a high level of board independence, are better positioned to generate long-term value for their shareholders.

We urge shareowners to vote "FOR" this proposal.

Board of Directors’ Response in Opposition to Proposal No. 5

The Board of Directors unanimously recommends a vote “AGAINST” this proposal.  Proxies solicited by the Board of Directors will be voted “AGAINST” the proposal unless a shareholder has indicated otherwise in voting the proxy.

The Board has carefully considered the above shareholder proposal and, following its review of the shareholder proposal, does not believe that the proposal is in the best interests of the Company or its shareholders at this time.  Accordingly, the Board unanimously recommends that the Company’s shareholders vote AGAINST the shareholder proposal.

The Board of Directors believes that the Company’s current director nomination process allows for identification of the best possible nominees for director, regardless of their gender, race, ethnicity, religion, national origin or other characteristics. The Board of Directors is committed to identifying qualified director candidates and consider diversity as one of many factors in this process.

The Corporate Governance Guidelines of the Company state that the Board seeks members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise. This assessment will include an individual’s qualification as independent, as well as consideration of diversity (including self-identified diversity characteristics identified by a candidate), age, skills and experience in the context of the needs of the Board.

The Board is already committed to ensuring that all qualified candidates are considered in a process that does not discriminate based on gender, race, ethnicity, religion, national origin or other characteristics, which serves to ensure the integrity of the merit focused process favored by the Board. This shareholder proposal seeks to influence the current process by asking the Board to report on the steps it is taking to foster greater diversity in the Company’s director candidate selection process. The Board believes that this proposal asks the Company to place an inordinate amount of focus on specific traits or criterion and is therefore potentially detrimental to the best interests of the Company and its shareholders.

Further, the Board believes that preparing the reports and disclosure of the type described in the shareholder proposal would be distracting, diverting time and resources from activities that can have direct benefits on the sustainability and profitability of the Company’s business, without any corresponding benefit to our shareholders.

Approval of this proposal requires the affirmative vote of a majority of the votes cast (which excludes abstentions and failures to vote (e.g., broker non-votes)) by the holders of Common Stock present and voting at the meeting or by proxy, with a quorum of a majority of the outstanding shares of Common Stock being present or represented at the Annual Meeting.

OTHER MATTERS

As of the date of this Proxy Statement, the Board is not informed of any matters, other than those stated above, that may be brought before the meeting. The person named in the enclosed form of proxy or their substitute will vote with respect to any other matters brought before the Annual Meeting in accordance with their best judgment.

ANNUAL REPORT ON FORM 10-K

The Company will provide, without charge, on written request from security holders, copies of the Company’s Annual Report on Form 10-K. Written requests should be sent to the Corporate Secretary at the Company’s address set forth in “Shareholder or Interested Parties Communications,” by telephoning 1-866-999-WEIS (9347), or via email at financial_reports@weismarkets.com. The 2022 Annual Report on Form 10-K is also available for viewing or printing from the Company’s website at https://www.weismarkets.com/financial.html.

SHAREHOLDERS’ PROPOSALS FOR NEXT ANNUAL MEETING

The Company’s by-laws require that any shareholder intending to present a proposal for action at an Annual Meeting must give written notice of the proposal, containing specified information, so that it is received by the Company not later than the notice deadline under the by-laws. This notice deadline will not be less than 120 calendar days before the date of the Company’s Proxy Statement released to shareholders in connection with the previous year’s Annual Meeting, or November 10, 2023 for the Company’s Annual Meeting in 2024.

The by-law described above does not affect the right of a shareholder to request inclusion of a shareholder proposal in the Company’s Proxy Statement pursuant to SEC Rule 14a-8 or to present for action at an Annual Meeting any proposal so included. Rule 14a-8 requires that written notice of a shareholder proposal requested to be included in the Company’s proxy materials pursuant to the Rule must also be received by the Company not less than 120 calendar days before the date of the Company’s Proxy Statement released to shareholders in connection with the previous year’s Annual Meeting. For the Company’s Annual Meeting in 2024, this deadline would also be November 10, 2023.

The notices of shareholder proposals described under this caption must be given to the Corporate Secretary at the Company’s address set forth in “Shareholder or Interested Parties Communications.”  A copy of the by-law provision described above will be furnished to any shareholder upon written request to the Secretary at the same address.

EXPENSES OF SOLICITATION

All expenses related to the solicitation of the proxies by the Board will be paid by the Company. If proxies are not promptly received, officers, directors and regular employees of the Company may solicit proxies personally by telephone or otherwise, for which they will not receive additional compensation. The Company may reimburse charges of banks, brokers, other custodians, nominees and fiduciaries to send proxy material to the beneficial owners and to secure their voting instructions, if necessary. It is estimated that such costs will be nominal.

By Order of the Board of Directors,

Harold G. Graber

Secretary

Dated: March 9, 2023

ANNUAL MEETING OF SHAREHOLDERS OF

WEIS MARKETS, INC.

April 27, 2023

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM Eastern Daylight Time the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Annual Meeting of Shareholders, proxy statement and proxy card are available at **http://www.weismarkets.com/financial.html**

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20503003004003000000 4 042723

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES FOR DIRECTOR.

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:	Number of Shares:
○ Jonathan H. Weis	____
○ Harold G. Graber	____
○ Dennis G. Hatchell	____
○ Edward J. Lauth III	____
○ Gerrald B. Silverman	____

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

CUMULATIVE VOTING: Do NOT fill in the lines in the "Number of Shares" column unless you wish to use cumulative voting. To cumulate your vote for one or more of the above nominee(s), write on the lines after the name of each nominee the number of votes you desire to cast for that nominee. If you are cumulating your vote, do not mark the circle. If you wish to cumulate your votes, you must vote by using the proxy card rather than voting by telephone or the Internet. See page 1 of the Proxy Statement for an explanation of cumulative voting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

	FOR	AGAINST	ABSTAIN
2. Proposal to ratify the appointment of RSM US LLP as the independent registered public accounting firm of the corporation.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 3.

	FOR	AGAINST	ABSTAIN
3. Proposal to provide an advisory vote to approve the executive compensation of the Company's named executive officers.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS AN ADVISORY VOTE BE HELD EVERY "THREE YEARS" WITH RESPECT TO PROPOSAL 4.

	1 YEAR	2 YEARS	3 YEARS	ABSTAIN
4. Proposal to provide an advisory vote on the frequency of the advisory vote to approve executive compensation.	☐	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 5.

Signature of Shareholder ________ Date: ________ Signature of Shareholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

WEIS MARKETS, INC.

April 27, 2023

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Annual Meeting of Shareholders, proxy statement and proxy card are available at **http://www.weismarkets.com/financial.html**

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20503003004003000000 4 042723

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES FOR DIRECTOR.

1. Election of Directors:

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

NOMINEES:	Number of Shares:
○ Jonathan H. Weis	____
○ Harold G. Graber	____
○ Dennis G. Hatchell	____
○ Edward J. Lauth III	____
○ Gerrald B. Silverman	____

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

CUMULATIVE VOTING: Do NOT fill in the lines in the "Number of Shares" column unless you wish to use cumulative voting. To cumulate your vote for one or more of the above nominee(s), write on the lines after the name of each nominee the number of votes you desire to cast for that nominee. If you are cumulating your vote, do not mark the circle. If you wish to cumulate your votes, you must vote by using the proxy card rather than voting by telephone or the Internet. See page 1 of the Proxy Statement for an explanation of cumulative voting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

	FOR	AGAINST	ABSTAIN
2. Proposal to ratify the appointment of RSM US LLP as the independent registered public accounting firm of the corporation.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 3.

	FOR	AGAINST	ABSTAIN
3. Proposal to provide an advisory vote to approve the executive compensation of the Company's named executive officers.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS AN ADVISORY VOTE BE HELD EVERY "THREE YEARS" WITH RESPECT TO PROPOSAL 4.

	1 YEAR	2 YEARS	3 YEARS	ABSTAIN
4. Proposal to provide an advisory vote on the frequency of the advisory vote to approve executive compensation.	☐	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 5.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

WEIS MARKETS, INC.

To Be Held On:

April 27, 2023 at 10:00 a.m.

1000 South Second Street, Sunbury, Pennsylvania 17801

COMPANY NUMBER	
ACCOUNT NUMBER	
CONTROL NUMBER	

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you want to receive a paper or e-mail copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery, please make the request as instructed below before 04/17/23.

Please visit http://www.weismarkets.com/financial.html, where the following materials are available for view:

- Notice of Annual Meeting of Shareholders
- Proxy Statement
- Form of Electronic Proxy Card
- Annual Report on Form 10-K

TO REQUEST MATERIAL: **TELEPHONE: 1-866-999-WEIS (9347)**
E-MAIL: financial_reports@weismarkets.com
WEBSITE: http://www.weismarkets.com/financial.html

TO VOTE: **ONLINE:** To access your online proxy card, please visit **www.voteproxy.com** and follow the on-screen instructions or scan the QR code with your smartphone. You may enter your voting instructions at **www.voteproxy.com** up until 11:59 PM Eastern Daylight Time the day before the meeting.

- OR -

IN PERSON: You may vote your shares in person by attending the Annual Meeting.

- OR -

TELEPHONE: To vote by telephone, please visit **http://www.weismarkets.com/financial.html**, to view the materials and to obtain the toll free number to call.

- OR -

MAIL: You may request a proxy card by following the instructions above.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES FOR DIRECTOR.

1. Election of Directors:

NOMINEES:
Jonathan H. Weis
Harold G. Graber
Dennis G. Hatchell
Edward J. Lauth III
Gerrald B. Silverman

Please note that you cannot use this notice to vote by mail.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

2. Proposal to ratify the appointment of RSM US LLP as the independent registered public accounting firm of the corporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 3.

THE BOARD OF DIRECTORS RECOMMENDS AN ADVISORY VOTE BE HELD EVERY "THREE YEARS" WITH RESPECT TO PROPOSAL 4.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 5.

0

WEIS MARKETS, INC.

1000 South Second Street
Sunbury, Pennsylvania 17801

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your voting instructions by telephone at 1-800-PROXIES, or via the Internet at www.voteproxy.com and follow the on-screen instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints Jonathan H. Weis, with the power of substitution, to vote the proxies as designated on the reverse side, all the shares which the undersigned held on record March 9, 2023, at the Annual Meeting of Shareholders at the corporate office located at 1000 South Second Street, Sunbury, Pennsylvania 17801, at 10:00 a.m. Eastern Daylight Time on April 27, 2023 and any adjournment thereof.

In his discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

The shares represented by this proxy, duly executed, will be voted. In the event instructions are given in the spaces provided, they will be voted in accordance therewith; if no direction is made, this proxy will be voted FOR all the nominees listed, FOR proposals 2 and 3, for THREE YEARS for proposal 4, and AGAINST proposal 5. If necessary, cumulative voting rights will be exercised to secure the election of as many as possible of the Board of Directors' nominees.

(Continued and to be signed on the reverse side)